Exhibit 99.1

Trovagene Announces Closing of Private Placement of $3.76 Million from the Sale of Restricted Common Stock and Warrants

SAN DIEGO, Nov. 21, 2012 — Trovagene, Inc.  (NASDAQ: TROV), a transrenal molecular diagnostic company, today announced the closing of a private placement consisting of 940,000 units at a purchase price of $4.00 per unit, with each unit consisting of one share of unregistered common stock and one warrant to purchase one share of common stock. The gross proceeds to Trovagene from this offering are approximately $3.76 million. The warrants are exercisable for five years from the date of closing at an exercise price of $5.32 per share.

Trovagene intends to use the net proceeds from this private placement offering to fund its research and development activities, and for working capital and other general corporate purposes.

“This private placement is well timed to provide Trovagene with sufficient capital to facilitate the availability of transrenal oncogene mutation testing to clinicians through our diagnostic laboratory,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene.  “The Company now has cash in excess of $10 million, which we expect will be sufficient to fund our operations well into 2014.”

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine. Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,”

among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Trovagene, Inc.

Financial	Investor Relations
Stephen Zaniboni Chief Financial Officer	Amy Caterina Investor Relations
Trovagene, Inc.	Trovagene, Inc.
858-952-7594	858-952-7593
szaniboni@trovagene.com	acaterina@trovagene.com